Exhibit 99.1

ABIOMED ANNOUNCED Q4 FY 2019 REVENUE OF $207 MILLION AND 31.6% OPERATING MARGIN

FY 2019 Annual Revenue of $769 Million, Up 30%, and 29.2% Operating Margin

DANVERS, Mass. — May 2, 2019 – Abiomed, Inc. (NASDAQ: ABMD), a leading provider of breakthrough heart recovery and support technologies, today reported fourth quarter fiscal 2019 revenue of $207.1 million, an increase of 19% compared to revenue of $174.4 million for the same period of fiscal 2018. For fiscal year 2019, total revenue was $769.4 million, up 30% compared to revenue of $593.7 million, and operating income was $224.8 million, up 43% compared to operating income of $157.1 million in fiscal year 2018.

“Q4 did not meet our expectations. I take full responsibility for our disappointing performance given a soft March, and we have already initiated a plan of action to correct the course. However, Abiomed had a solid year with 30% growth and improvement in margins. Most importantly, Abiomed’s clinical support, training, and education helped improve patient outcomes in both high-risk PCI and cardiogenic shock. Multiple publications continue to validate the benefits of Impella supported PCI and Impella best practices to help improve survival in cardiogenic shock,” said Abiomed Chairman, President and CEO, Michael R. Minogue. “I am confident in our innovation and business today as well as long-term outlook for Abiomed.  We are creating the new Field of Heart Recovery.”

Recent financial and operating highlights include:

•

Worldwide Impella® heart pump revenue for the quarter totaled $199.5 million, an increase of 19% compared to revenue of $168.3 million during the same period of the prior fiscal year. Full year worldwide Impella heart pump revenue totaled $741.7 million for fiscal 2019, an increase of 30% compared to revenue of $570.9 million for the prior fiscal year.

•

U.S. Impella product revenue for the quarter totaled $169.7 million, an increase of 16% compared to revenue of $146.2 million during the same period of the prior fiscal year with U.S. patient usage of the Impella heart pumps up 14%, driven by lower growth in March. Full year U.S. Impella revenue totaled $639.3 million, up 27% compared to $505.1 million in the prior fiscal year with U.S. patient usage of the Impella heart pumps up 23%.

•

Outside the U.S., Impella product revenue for the quarter totaled $29.8 million, an increase of 35% compared to revenue of $22.1 million during the same period of the prior fiscal year. Full year Impella product revenue outside the U.S. totaled $102.4 million, an increase of 56% compared to $65.7 million in the prior fiscal year. Specifically, Japan revenue was $5.4 million for the quarter and $17.5 million for the year, up 212% and 503%, respectively, compared to prior fiscal year.

•

Gross margin for the fourth quarter of fiscal 2019 was 83.2% compared to 82.7% during the same period of fiscal 2018. For the full fiscal year 2019, gross margin was 83.2% compared to 83.4% in fiscal year 2018.

•

Operating income for the fourth quarter fiscal 2019 was $65.4 million, or 31.6% operating margin, compared to $47.6 million, or 27.3% operating margin in the same period of fiscal 2018. For the full fiscal year 2019, operating income was $224.8 million, or 29.2% of revenue, compared to $157.1 million, or 26.5% of revenue in the prior fiscal year.

•

Fourth quarter fiscal 2019 GAAP net income was $74.0 million, or $1.60 per diluted share, an increase of 101%, compared to GAAP net income of $36.8 million or $0.80 per diluted share for the prior fiscal year. Full fiscal year 2019 GAAP net income was $259.0 million, or $5.61 per diluted share, an increase of 131%, compared to $112.2 million, or $2.45 per diluted share for the prior fiscal year. Fourth quarter and full year fiscal GAAP net income includes a $23.6 million, or $0.51 per diluted share unrealized gain on our investment in Shockwave

Medical, Inc.

•

The company generated operating cash flow of $72.2 million in the fourth quarter and $254.0 million for the full fiscal year 2019. During fiscal 2019, the company deployed $71.8 million of cash to repurchase shares related to vested equity awards and $42.7 million for strategic investments in medical device technologies, including Shockwave Medical, Inc. As of March 31, 2019, the company had $513.4 million of cash and marketable securities and no debt.

•

On January 31, the company earned CE Mark for Impella Connect, the first-of-its kind cloud-based technology that enables secure, real-time, remote monitoring of patients on the Impella console for Abiomed clinical consultants and physicians from anywhere with internet connectivity.

•

On February 4, the FDA released a letter to health care providers on the Impella RP heart pump. On March 18, the company presented and published survival data from the 18-month post-approval study of 42 Impella RP patients at the American College of Cardiology’s (ACC) 68th Annual Scientific Session in New Orleans and submitted the post-approval study report to the FDA. The FDA recognizes salvage patients as those outside the Recover Right protocol (>48 hours in cardiogenic shock).

•	On March 25, the company received Pharmaceuticals and Medical Devices Agency (PMDA) approval from the Japanese Ministry of Health, Labour & Welfare for the Impella CP® heart pump.

•

On April 4, the company announced that cardiogenic shock survival rates have improved significantly in the three years since the Impella FDA PMA Approval. New data from the IQ Database on patients treated between April 2018 and March 2019 showed an increase in median survival from 51% to 67%, a relative increase of 34% in survival.  Additionally, results published by Dr. Tehrani at Inova Heart and Vascular Institute in the Journal of the American College of Cardiology demonstrate that best practice protocols with early use of percutaneous mechanical circulatory support in AMI cardiogenic shock increased survival at 30 days from 44% to 82% (p=0.0001).

•

On April 23, the company highlighted clinical data on its exclusive FDA approval for high-risk PCI and on the advantages of Protected PCI to enable complete revascularization and improved patient quality of life.  A new study was published in the Journal of Interventional Cardiology by Dr. Burzotta and found that six months after a Protected PCI, the number of patients with left ventricular ejection fraction (LVEF) greater than or equal to 35% increased from 22% to 67%.

•

Today, the company announced in a separate press release that the FDA approved the initiation of the ST-Elevation Myocardial Infarction Door-to-Unloading (STEMI DTU) pivotal randomized controlled trial.

FISCAL YEAR 2020 OUTLOOK

The company is giving its fiscal year 2020 guidance for total revenues to be in the range of $900 million to $945 million, an increase of 17% to 23% over the prior year. The company is also giving its fiscal year 2020 guidance for GAAP operating margin to be in the range of 29% to 31%.  The company plans to give another formal forecast for the fiscal year on our next earnings call.

EARNINGS CONFERENCE CALL DETAILS

The company will host a conference call to discuss the results at 8 a.m. EST on Thursday, May 2, 2019. The conference call releasing full quarterly results will be hosted by Michael R. Minogue, Chairman, President and Chief Executive Officer and Todd A. Trapp, Vice President and Chief Financial Officer.

To listen to the call live, please tune into the webcast via https://edge.media-server.com/m6/p/sg8hmgr6 or dial (855) 212-2361; the international number is (678) 809-1538. A replay of this conference call will be available beginning at 12:00 p.m. EST May 2, 2019 through 12:00 p.m. EST on May 9, 2019. The replay phone number is (855) 859-2056; the international number is (404) 537-3406. The replay access code is 2498807.

ABOUT ABIOMED

Based in Danvers, Massachusetts, Abiomed, Inc. is a leading provider of medical devices that provide circulatory support.  Our products are designed to enable the heart to rest by improving blood flow and/or performing the pumping of the heart. For additional information, please visit: www.abiomed.com. To learn more about the Impella platform of heart pumps, including their approved indications and important safety and risk information associated with the use of the devices, please visit: www.protectedpci.com.

The Abiomed logo, Abiomed, Impella, Impella 2.5, Impella 5.0, Impella LD, Impella CP, Impella RP, Impella Connect, and Recovering hearts. Saving lives. are registered trademarks of Abiomed, Inc. in the U.S. and in certain foreign countries.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements, including statements regarding development of Abiomed's existing and new products, the company's progress toward commercial growth, and future opportunities and expected regulatory approvals. The company's actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, including the unpredictability of future operating results, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, litigation matters, future capital needs and uncertainty of additional financing, and other risks and challenges detailed in the company's filings with the Securities and Exchange Commission, including the most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.

For further information please contact:

Ingrid Goldberg	Tom Langford
Director, Investor Relations	Director, Communications & Public Relations
978-646-1590	978-882-8408
ir@abiomed.com	tlangford@abiomed.com

Abiomed, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
(in thousands, except share data)

	March 31, 2019	March 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$121,021	$42,975
Short-term marketable securities	370,677	319,274
Accounts receivable, net	90,809	70,010
Inventories	80,942	50,204
Prepaid expenses and other current assets	13,748	11,808
Total current assets	677,197	494,271
Long-term marketable securities	21,718	37,502
Property and equipment, net	145,005	117,167
Goodwill	32,601	35,808
In-process research and development	15,208	16,705
Long-term deferred tax assets, net	77,502	70,746
Other assets	85,115	14,176
Total assets	$1,054,346	$786,375
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$32,185	$23,565
Accrued expenses and other liabilities	57,420	46,147
Deferred revenue	16,393	14,970
Total current liabilities	105,998	84,682
Other long-term liabilities	1,061	776
Contingent consideration	9,575	10,490
Long-term deferred tax liabilities	822	903
Total liabilities	117,456	96,851

Stockholders' equity:
Class B Preferred Stock, $.01 par value	—	—
Authorized - 1,000,000 shares; Issued and outstanding - none
Common stock, $.01 par value	451	444
Authorized - 100,000,000 shares; Issued - 47,026,226 shares at March 31, 2019 and 46,100,649 shares at March 31, 2018;
Outstanding - 45,122,985 shares at March 31, 2019 and 44,375,337 shares at March 31, 2018
Additional paid in capital	690,507	619,905
Retained earnings (Accumulated deficit)	399,473	140,457
Treasury stock at cost - 1,903,241 shares at March 31, 2019 and 1,725,312 shares at March 31, 2018	(138,852)	(67,078)
Accumulated other comprehensive income (loss)	(14,689)	(4,204)
Total stockholders' equity	936,890	689,524
Total liabilities and stockholders' equity	$1,054,346	$786,375

Abiomed, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,		Fiscal Years Ended March 31,
	2019	2018	2019	2018
Revenue	$207,081	$174,436	$769,432	$593,749
Costs and expenses:
Cost of revenue	34,848	30,098	129,567	98,581
Research and development	25,548	21,270	93,503	75,297
Selling, general and administrative	81,296	75,501	321,550	262,734
	141,692	126,869	544,620	436,612
Income from operations	65,389	47,567	224,812	157,137
Other income:
Investment income, net	2,769	1,303	8,166	3,688
Other income (expense), net	30,372	(363)	30,382	(388)
	33,141	940	38,548	3,300
Income before income taxes	98,530	48,507	263,360	160,437
Income tax provision	24,569	11,660	4,344	48,267
Net income (A)	$73,961	$36,847	$259,016	$112,170

Basic net income per share	$1.64	$0.83	$5.77	$2.54
Basic weighted average shares outstanding	45,091	44,320	44,911	44,153

Diluted net income per share (B)	$1.60	$0.80	$5.61	$2.45
Diluted weighted average shares outstanding	46,173	46,141	46,151	45,849

(A) Net income includes the effect of the following items:
Effect of the Tax Reform Act on net deferred tax assets (1)	$—	$(593)	$—	$21,364
Excess tax benefits related to stock-based compensation awards (2)	(798)	(6,501)	(69,267)	(30,991)
Unrealized gain on investment in Shockwave Medical - net of tax (3)	(23,636)	—	(23,636)	—
	$(24,434)	$(7,094)	$(92,903)	$(9,627)
(B) Diluted net income per share includes the effect of the following items:
Effect of the Tax Reform Act on net deferred tax assets (1)	$—	$(0.01)	$—	$0.47
Excess tax benefits related to stock-based compensation awards (2)	(0.02)	(0.14)	(1.50)	(0.68)
Unrealized gain on investment in Shockwave Medical - net of tax (3)	(0.51)	—	(0.51)	—
	$(0.53)	$(0.15)	$(2.01)	$(0.21)

(1)  On December 22, 2017, the Tax Cut and Jobs Act was enacted into law, which among other items, reduced the U.S. federal statutory corporate income tax rate from 35% to 21% effective January 1, 2018. During the three months and year ended March 31, 2018, the company recorded tax expense adjustments related to the revaluation of its deferred taxes due to a reduction of the U.S. federal statutory corporate income tax rate.

(2) Amount represents the impact of excess tax benefits and shortfalls associated with stock-based awards in each respective period presented.

(3) In the fourth quarter of fiscal 2019, the company recorded an unrealized gain on its investment in Shockwave Medical of $31.2 million ($23.6 million, net of tax provision) and is recorded within other income (expense), net.